QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.9

ENERGY SERVICES AGREEMENT AMENDMENT NO. 1

        This Amendment No. 1 is entered into as of this First day of July, 1999, by and between Atlantic-Pacific Las Vegas, LLC, a Delaware limited liability company ("Seller"), and Interface Group-Nevada, Inc., a Nevada corporation, ("Buyer"). Capitalized terms used herein have the same meaning as used in the Agreement defined below.

WITNESSETH:

        WHEREAS, Buyer and Seller have entered into an Energy Services Agreement (the "Agreement"), dated May 1, 1997; and

        WHEREAS, Seller has established a staff of full time employees for the purpose of providing Operations and Maintenance Services pursuant to Article 3.2 of the Agreement, and

        WHEREAS, Buyer's affiliate, Venetian Casino Resort, LLC (VCR), has established a staff of full time employees for the purpose of operating and maintaining Other Customer's facilities, and

        WHEREAS, VCR and Seller have mutually agreed to utilize the services of each others employees to the extent appropriate and practical ("Staff Consolidation") for the purpose of minimizing the size of each staff, such minimization resulting in significant labor cost savings, and

        WHEREAS, in connection with the Staff Consolidation as described herein, Buyer and Seller agree that VCR shall direct and supervise Seller's employees, subject to the provisions and qualifications contained in the Agreement and this Amendment No. 1.

        NOW, THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, each intending to be legally bound, do hereby agree to modify the Agreement as follows:

1.
Section 3.3, Energy Management Services, add the following after the fourth sentence:

  Buyer shall have the right, but not the obligation, to (i) review the performance of the Energy Management Services on an on-going basis, (ii) provide comments and suggestions regarding the performance of the Energy Management Services, and (iii) make recommendation regarding the purchase of supplies of electricity, natural gas, and alternate fuels. Notwithstanding the second sentence of this Section 3.3, Seller shall consider such suggestions and recommendations during the discharge of its obligations herein, and implement them.

2.
Section 4.2 (a), Operations and Maintenance Services Payments, replace the word "Contract" with the word "Budget" in the third line.

3.
Section 4.5, Billings and Payments, delete paragraph (iii) in its entirety and revise the numbering of the succeeding paragraphs accordingly.

4.
Section 4.5 (c), Billings and Payments, delete the word "plus" in the fourth line and delete "(ii) the cost of any Thermal Energy provided to Buyer during the preceding calendar month in an amount equal to the product of the Unit Variable Costs and Buyer's actual, metered consumption of Thermal Energy during such period".

5.
Section 7.2, Seller's Insurance, Replace "set forth on Schedule 7.2" in the first line with "of this Agreement".

6.
Section 7.5, Evidence of Insurance, add the following sentence at the end of the paragraph: "Buyer and Seller shall, on each anniversary date of this Agreement, provide revised and updated certificates to the other party, if necessary. Buyer and Seller agree that prior to providing such certificates, each party will review the insurance requirements of this Agreement for the purpose of confirming that such requirements remain appropriate and that no duplication of insurance exists between Buyer and Seller".

7.
Section 13.5, Notice, revise Seller's address to the following:

    Atlantic Pacific Las Vegas, LLC
    1825 Atlantic Avenue
    Atlantic City, NJ 08400
    Attention: General Manager
    Telefax (609) 572-7200

8.
SCHEDULE 3.2A, Operation And Maintenance Services,

A.
add the following at the end of the first sentence of the first paragraph: "in a manner which is consistent with the mission and goals of Buyer's and Other Customer's business operations".

B.
add the following at the beginning of the second paragraph: "Seller will integrate its operations and maintenance staff ("Staff Consolidation") with the staff of the Venetian Casino Resort, LLC building maintenance staff (the "Venetian Facilities Department") for the purpose of organizational coordination and utilization of the talents and capabilities of members of the integrated staff by either the Venetian Facilities Department or Seller. The Venetian Facilities Department shall direct and supervise Seller's operation and maintenance services (such direction and supervision to include, without limitation, decisions with respect to the implementation of Staff Consolidation and decisions with respect to the amount of Seller's personnel that is necessary for Buyer's and Other Customer's business operations) to the extent necessary to realize the benefits of Staff Consolidation; provided however that under no circumstances shall Seller be directed to perform operation and maintenance services that would be inconsistent with Prudent Operating Practice and/or Seller's obligations under this Agreement. Any dispute in connection with the proviso clause of the preceding sentence shall be resolved in accordance with clause (3) of Amended and Restated Schedule 4.2. To the extent directed by Buyer,"

C.
replace the fourth sentence of the second paragraph with the following sentence: "VCR shall supply, or cause to be supplied, all goods and materials required to operate and maintain the Central Plant, the Other Facilities, and Buyer's Equipment, unless VCR directs Seller to do, in which case, the cost of such goods and materials shall be included in Seller's O&M Budget."

  D.
  replace the fourth paragraph of Section I. Staffing, with the following:

      "Seller will execute the work by providing a staff which, as of the HVAC Completion date, consists of the types and quantity of the following personnel:

•	Energy Facility Manager	1
•	Maintenance Manager	1
•	Central Plant Manager	1
•	Environ/Safety Manager	1
•	Shift Supervisors	4
•	Maintenance Clerk	1
•	Administrative Assistant	1
•	Senior Facilities Technicians	19
•	Assistant Facilities Technicians	2
•	Central Plant Operators	10
•	Instrument/Electricians	3
•	Duty Engineers	3"
9.
SCHEDULE 4.2, O&M Services Payment Determination, replace SCHEDULE 4.2 with the attached AMENDED AND RESTATED SCHEDULE 4.2,

10.
All references in the Agreement to "Unit Variable Cost" or "Unit Variable Share" shall be deemed deleted.

        IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be duly executed and delivered as of the date and day first above written.

Interface Group-Nevada, Inc. ("Buyer)		Atlantic Pacific Las Vegas, LLC ("Seller")
By:	/s/ DAVID FRIEDMAN	By:	/s/ CARL H. FOGLER
Name:	David Friedman	Name:	Carl H. Fogler
Title:	Secretary	Title:	Vice President

AMENDED AND RESTATED SCHEDULE 4.2

O&M Services Payment Determination

(1)    Adoption of Projected O&M Budget.    Ninety (90) days before the projected Service Commencement Date, and Sixty (60) days before each Projected Budget Year, (as defined below), and, if applicable, any Renewal Term, Seller shall prepare and submit to Buyer a proposed, O&M Budget (or "Projected O&M Budget") for operating and maintaining the Central Plant, the Other Facilities and (to the extent applicable) Buyer's Equipment on a calendar year basis. The initial budget period will consist of the number of months between the Service Commencement Date and the end of the calendar year in which the Service Commencement Date occurs. Subsequent budget periods shall consist of the twelve calendar months of the year (each such period, the "Projected Budget Year"). For purposes of this Agreement, the Budget Year that immediately precedes the Projected Budget Year shall be referred to as the "Current Budget Year" and the O&M Budget applicable to the Current Budget Year shall be referred to as the "Current O&M Budget":

        The Projected O&M Budget shall include Seller's itemized, projected costs in the Projected Budget Year for the Budget Year Fixed Costs associated with each of the Central Plant O&M, Other Facilities O&M, and (to the extent applicable) Buyer's Equipment O&M.

        Budget Year Fixed Costs shall include:

          (a)   all direct on-site labor and supervision and all associated overheads, inclusive of "Fully Burdened Payroll Costs" (defined below);

          (b)   insurance premiums or deductibles;

          (c)   ad-valorem and other taxes;

          (d)   a capital improvement cost allowance, mutually agreed upon by the parties, consistent with allowing Seller to recover the reasonable costs of major repairs, replacements or capital investments in respect of the Energy Improvements based upon monthly amortization schedule of the recovery such capital costs over the lesser of (A) the useful life of such capital improvements or (B) the balance of the Term of this Agreement, at an assumed interest rate equal to the Effective Interest Rate;

          (e)   a reasonable working capital allowance;

          (f)    all amounts payable under that certain purchase order agreement between Seller's O&M Contractor, Central Plants, Inc., and Water & Energy Systems Technology, Inc. (WEST), unless and until such agreement is, at Buyer's request and if WEST consents, assigned to Buyer; and

          (g)   other fixed costs to perform normal day-to-day operations and maintenance activities.

        In addition, the Projected O&M Budget shall set forth and account for a reconciliation of the variance between the actual operation and maintenance costs for (A) the Current Budget Year, and (B) the Projected Budget Year, accounting in such reconciliation for (1) the variances between actual and budgeted line item costs during the Current Budget Year and (2) the exclusion of any costs incurred by Seller as a result of the breach of its obligations pursuant to this Agreement. Buyer and Seller may set forth a schedule for a reconciliation of the variance between actual operation and maintenance costs for a period of time other (longer or shorter) than the Current Budget Year upon the mutual written agreement of Seller and Buyer.

        With respect to the reconciliation accounting set forth in the preceding paragraph, a debit or credit shall be applied in the Projected O&M Budget, in the event that the actual operation and maintenance costs for the Preceding Budget Year are either less or more than the amount of operation and maintenance payments projected paid by Buyer during the Projected Budget Year. The debit, in the case of an overpayment by Buyer, or credit, in the case of all underpayment by Buyer, shall be equal to

1

the total amount of overpayment or underpayment in such Preceding Budget Year multiplied by one plus an interest charge equal to the prime rate than in effect for Chase Manhattan Bank, N.A., published in New York, New York.

        The Projected O&M Budget shall also include a fixed management fee of $500,000 per Contract Year (the "Contract Year Fee Amount") multiplied by the Buyer's Divided Share. The Contract Year Fee in each subsequent Contract Year shall equal the Contract Year Fee Amount established in the immediately preceding Contract Year, multiplied by the rate of the Consumer Price Index for the Western United States Region, or such other area mutually agreed to by the Parties ("CPI Index"), for the June of the Preceding Contract Year by CPI Index for June 1999, as updated.

        For purposes of this Agreement, "Fully Burdened Payroll Cost" shall mean all hourly-wages for its on-site operations and maintenance labor personnel plus all associated employer contributions to (i) benefit plans (including all employer contributions to any medical, dental, vision, life insurance, 401K or other pension plan); (ii) all applicable payroll taxes (including federal social security and any required employer contributions by any state or local governmental authority); (iii) a reasonable allowance for any employee training program; and (iv) a reasonable allowance for on-site personnel uniforms and, if customary, meals.

        Buyer shall promptly review Seller's Projected O&M Budget and may, in writing, request reasonable changes, additions, deletions and modifications. Seller and Buyer will then meet and use their best efforts to agree, within forty five (45) days of the projected Commencement Date and, thereafter, January 1 of the Projected Budget Year upon a final Projected Annual Budget for such Projected Budget Year; provided however that under no circumstances shall Seller be required to amend the scope and/or cost of its Projected Annual Budget if such amendment would be inconsistent with Prudent Operating Practices and/or Seller's obligations under this Agreement.

(2)    Buyer's Share of the O&M Budget.    The Budget Year Fixed Costs set forth in the Projected O&M Budget shall be invoiced to Buyer by Seller in accordance with Section 4.5.

        Buyer's share of the Budget Year Fixed Costs ("Fixed Share") shall be set forth in the Projected O&M Budget and shall be equal to the sum of:

            (i)  that portion of the Budget Year Fixed Costs attributable to the Central Plant O&M, multiplied by the Divided Share;

           (ii)  that portion of the Budget Year Fixed Costs attributable to the Other Facilities O&M;

          (iii)  that portion of the Budget Year Fixed Costs attributable to the Buyer's Equipment O&M; and

          (iv)  any debit or credit arising from the reconciliation accounting procedure set forth above.

(3)    Resolution of Budget Disputes.    In the event of a dispute between the parties with respect to the approval of or implementation of the Projected O&M Budget, Seller and Buyer shall meet and use their best efforts to mutually resolve such dispute by negotiation. In the event that the parties are unable to resolve the dispute by negotiation within thirty (30) days prior to the commencement of the Projected Budget Year, then such dispute shall be resolved by arbitration pursuant to the provisions of Appendix C of this Agreement. Pending resolution of the dispute, the Projected O&M Budget prepared by Seller shall go into force and effect when the Projected Budget Year becomes the Current Budget Year; subject to refund to Buyer based upon the outcome of such dispute resolution.

(4)    Audit.    Seller shall provide Buyer with access to such books and records of Seller as may be reasonably required in order for Buyer to verify the actual operation and maintenance costs of Seller in any Budget Year for purposes of verifying any reconciliation of such costs against the Projected O&M Budget as described in this Schedule 4.2.

2

QuickLinks

ENERGY SERVICES AGREEMENT AMENDMENT NO. 1
WITNESSETH
AMENDED AND RESTATED SCHEDULE 4.2